Pipex Pharmaceuticals Completes Type A Meeting with FDA for Oral Tetrathiomolybdate New Drug Application

Company to Host Conference Call at 9:00 am Eastern Time Today

Ann Arbor, Michigan, February 29, 2008 -- Pipex Pharmaceuticals, Inc. (AMEX: PP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of neurologic and fibrotic diseases, announced today that it has completed a Type A meeting with the FDA regarding its previously submitted New Drug Application (NDA) for oral tetrathiomolybdate for the treatment of initially presenting neurologic Wilson’s disease.

A conference call has been scheduled for 9:00am ET today. In order to participate in the conference call, please call toll free: 866-898-9626 (US); international dial-in: 416-340-2216. A replay of the conference call will be archived for at least 30 days on Pipex’s website at www.pipexinc.com.

In response to a refusal to file (RTF) notice regarding Pipex’s NDA submission received by Pipex from the FDA on January 28, 2008, Pipex requested and was granted a meeting with the FDA to discuss the issues raised in the RTF letter. The outcome of the meeting with the FDA earlier this week, Pipex received resolution and guidance on the following RTF issues:

•	Chemistry, manufacturing and controls (CMC):
•	FDA agreed that with some revisions, Pipex’s proposed analytical plan and methodology to characterize the active pharmaceutical ingredient for TTM should be sufficient for filing the NDA;
•	Preclinical Reproductive Toxicology Study:
•	The FDA agreed to allow this preclinical reproductive toxicology study to be conducted as a post-approval commitment;
•	Formatting and Presentation items contained in the NDA:

	•	The FDA agreed with Pipex’s plan to rectify the formatting and presentation deficiencies contained within the NDA filing;
•	Assessments concerning the adequacy and quality of the clinical evidence to support the safety and efficacy of TTM:
	•	Pipex and the FDA agreed that these items would be considered review items by the FDA for a refiled NDA.

"We are grateful to the FDA for granting us a meeting so quickly, the considerable time and effort devoted by the reviewers evaluating the filing, as well as the very valuable feedback and guidance provided. We are also encouraged by the FDA’s willingness to continue our fruitful dialogue as a path forward to a new submission for this NDA for this important therapeutic modality to treat this debilitating disease for which patients have limited treatment options. We look forward to working with the FDA to submit to them a considerably improved, comprehensive and high quality data package to facilitate their review. Since the receipt of the RTF, Pipex has engaged several new additional regulatory advisors and experts in NDA submissions to aid in this refiling process as well as our planned MAA submission in Europe.” said Steve H. Kanzer, CPA, JD, Pipex’s Chairman & Chief Executive Officer.”

Based on this meeting with the FDA, Pipex believes it reached an understanding with the FDA on a course of action to resolve all of the filing issues raised in the RTF letter. Nevertheless, the FDA raised concerns regarding the adequacy of the evidence of clinical efficacy, safety, study quality, data collection and overall risk/benefit profile of oral TTM for neurologic Wilson’s disease as represented by the two completed clinical trials of TTM for neurologic Wilson’s disease that formed the basis of the NDA.(1),(2) Even if Pipex is successful in preparing and filing a revised NDA, Pipex cannot provide any assurances that a newly filed NDA will be accepted for filing or that upon review of the NDA by the FDA, Pipex will be successful in overcoming such FDA concerns and that oral TTM for initially presenting neurologic Wilson’s disease will be approved by the FDA.

In order to enhance a resubmitted NDA filing for oral tetrathiomolybdate for the treatment of neurologic Wilson’s disease, at the recent meeting Pipex discussed with the FDA Pipex’s plans to schedule a Type B meeting with the FDA to discuss the utility of providing the FDA with additional efficacy data from an ongoing double-blind, comparator, dose optimization clinical trial of oral tetrathiomolybdate for the treatment of neurologic Wilson’s disease. To date, this third ongoing study has enrolled and completed dosing in 40 neurologically presenting Wilson’s disease patients. At the Type B meeting to be scheduled, Pipex intends to also present potential available pharmacokinetic (PK) data from this ongoing clinical trial as well as a summarization of the PK data from the previously completed clinical trials with TTM for neurologic Wilson’s disease. The feedback from this Type B meeting with the FDA will determine the timing of any potential NDA resubmission for oral tetrathiomolybdate for this indication. Additionally, depending on the analysis of additional PK data, the FDA may request a separate PK study. Type B meetings are typically granted within sixty days (60) from a formal meeting request.

Last month, Pipex received written notification from a third party company objecting to Pipex’s use of the “COPREXA” tradename for oral TTM on the grounds that such tradename was too similar to a tradename already in use by such company. Accordingly, Pipex has agreed to abandon the “COPREXA” tradename and will select an agreeably dissimilar new tradename for oral TTM in the near future.

About Oral Tetrathiomolbydate

Oral tetrathiomolybdate (TTM) is a small-molecule, anti-copper agent that is highly specific for the reduction of free copper in serum, the most toxic form of copper in the body, and is thus suited for the treatment of central nervous system (CNS) diseases in which abnormal serum and CNS copper homeostasis are implicated. TTM has completed two clinical trials in initially presenting neurologic Wilson’s disease patients, the results of which have been previously published(1)(2). Pipex is also developing TTM for fibrotic disorders based upon the rationale that the fibrotic disease process is dependent upon the availability of free copper in the body. TTM has demonstrated the ability to inhibit fibrosis in a number of well established animal models through the sequestration of available copper and inhibition of key fibrotric cytokines, including secreted protein acid rich in cysteine (SPARC), NF?B, TGF-ß, FGF-2, IL-1, IL-6, IL-8, and connective tissue growth factor (CTGF). TTM has been designated as an “Orphan Drug” by the FDA for the treatment of initially presenting neurologic Wilson’s Disease.

TTM has completed a 20-patient, one year, open label, phase I/II clinical trial for the treatment of refractory idiopathic pulmonary fibrosis (IPF), a fatal respiratory disease.

About Wilson’s Disease

Wilson’s disease is an autosomal recessive genetic disease attributable to mutations of the ATP7B gene. Worldwide, it is estimated that there are between 10 million and 30 million carriers of the heterozygous mutated gene. These mutations lead to an inability to properly clear excess free copper from the body via the liver into the bile and stool. As a result, copper accumulates in the liver and elevated levels of toxic free copper enter the systemic circulation, cross the blood brain barrier, and enter the cerebral spinal fluid (CSF) and brain. These increased levels of free copper cause significant neurologic damage, resulting in tremors, impaired speech, impaired coordination, and Parkinson’s-like dystonia.

Psychiatric symptoms of neurologically-presenting Wilson’s patients will generally precede neurologic symptoms by months or years and may include loss of emotional control, temper tantrums, emotional outbursts, bouts of crying, severe depression, suicidal ideation, loss of inhibitions, delusions, hallucinations and loss of ability to focus on tasks. Neurologic symptoms later develop as a result of neurodegeneration in the basal ganglia of the brain and include impaired speech, tremor, dystonia, incoordination and dysphasia. Crippling movement disorders may ultimately occur. Without proper treatment, Wilson’s disease is usually fatal by the age of 30. However, if treatment is begun early enough, symptomatic recovery is usually complete and a life of normal length and quality can be expected. For more information about Wilson’s disease, please visit or contact the Wilson’s Disease Association at www.wilsonsdisease.org.

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. (“Pipex”) is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases. Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and complete the further clinical testing, manufacturing and regulatory requirements sufficient to seek marketing authorizations via the filing of New Drug Applications (NDAs) with the FDA in the US and Marketing Application Authorizations (MAAs) with the European Medicines Evaluation Agency (EMEA). For further information please visit www.pipexinc.com.

(1)        Brewer, G.J., et al., Treatment of Wilson’s disease with ammonium tetrathiomolybdate: III. Initial therapy in a total of 55 neurologically affected patients and follow-up with zinc therapy. Arch Neurol. 2003 Mar; 60(3):379-85.

(2)        Brewer, G.J., Askari, F., Lorincz, M.T., Carlson, M., Schilsky, M., Kluin, K.J., Hedera, P., Moretti, P., Fink, J.K., Tankanow, R., et al. 2006. Treatment of Wilson’s disease with ammonium tetrathiomolybdate: IV. Comparison of tetrathiomolybdate and trientine in a double-blind study of treatment of the neurologic presentation of Wilson disease. Arch Neurol 63:521-527.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect Pipex Pharmaceuticals, Inc. and subsidiaries (“we” or “our”) current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of oral tetrathiomolybdate (formerly COPREXA) as well as the resolution of any of the deficiencies raised by the FDA noted in this announcement, including any additional safety and efficacy concerns that the FDA has raised, including the potential delay in potential filing or approval as well as the cost and expense of conducting any additional testing, development and/or clinical trials required by the FDA, the prospects for any regulatory filings in the treatment of neurologic Wilson’s disease, including and/or that the FDA will agree with our analysis of data supporting the safety, clinical efficacy, manufacturing, stability and other regulatory requirements necessary for TTM to be approved for use in neurologically presenting Wilson’s disease or that even if approved for initial indication, that we will be able to conduct and complete necessary initial and registration clinical trials required to support and receive FDA approval for a Supplemental New Drug Application to market TTM for the treatment of other disease indications, such as, idiopathic pulmonary fibrosis, Alzheimer’s disease and Huntington’s disease, for example. Where possible, the Company has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements, including risks set forth in our filings with the Securities and Exchange Commission. We cannot assure you that we will be able to successfully develop or commercialize products based on our technologies, including oral TTM, TRIMESTA™, zinc monocysteine, SOLOVAX™, EFFIRMA™ or Anti-CD4 802-2, particularly in light of the significant uncertainty inherent in developing, manufacturing and conducting preclinical and clinical trials of new pharmaceuticals, and obtaining regulatory approvals, that our technologies will prove to be safe and effective, that our cash expenditures will not exceed projected levels, that we will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that we will be able to successfully obtain any further grants and awards, maintain our existing grants which are subject to performance, that we will be able to patent, register or protect our technology from challenge and products from competition or maintain or expand our license agreements with our current licensors, or that our business strategy will be successful. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise, other than as required by law.

For Further Information Contact:

Steve H. Kanzer, CPA, JD

Chairman and Chief Executive Officer

(734) 332-7800

Thomas Redington (Investor Relations)

Redington, Inc.

(203) 222-7399